Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com

Park Hotels & Resorts Inc. Reports Fourth Quarter and Full-Year 2018 Results

TYSONS, VA (February 27, 2019) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full year ended December 31, 2018. Highlights include:

Fourth Quarter 2018 Highlights

•	Comparable RevPAR was $170.57, an increase of 3.6% from the same period in 2017;
•	Net income was $55 million and net income attributable to stockholders was $54 million;
•	Adjusted EBITDA was $184 million;
•	Adjusted FFO attributable to stockholders was $147 million;
•	Diluted earnings per share was $0.27;
•	Diluted Adjusted FFO per share was $0.73, an increase of 7.4% from the same period in 2017; and
•	Comparable Hotel Adjusted EBITDA margin was 28.2%, an increase of 40 bps from the same period in 2017.

Full-Year 2018 Highlights

•	Comparable RevPAR was $174.29, an increase of 2.9% from the same period in 2017;
•	Net income was $477 million and net income attributable to stockholders was $472 million;
•	Adjusted EBITDA was $754 million;
•	Adjusted FFO attributable to stockholders was $603 million;
•	Diluted earnings per share was $2.31;
•	Diluted Adjusted FFO per share was $2.96, an increase of 6.5% from the same period in 2017;
•	Comparable Hotel Adjusted EBITDA margin was 28.8%, an increase of 60 bps from the same period in 2017;
•

Completed the sale of 12 hotels for total gross proceeds of $379 million, and the joint venture ownership interest in the Hilton Berlin for which Park’s pro rata share of the sales price was $140 million; and

•	Repurchased 14,000,000 shares of Park’s common stock at $24.85 per share.

Thomas J. Baltimore, Jr., Chairman, President and Chief Executive Officer, stated, “I am extremely pleased to announce another outstanding quarter, with RevPAR increasing 3.6%, capping a very productive year for Park with full year earnings exceeding consensus estimates. Operationally, we continue to make meaningful progress on our internal growth initiatives, with comparable hotel adjusted EBITDA margins improving 40 basis points during the quarter and 60 basis points for the full year. With respect to capital recycling, continuing our success from 2018, we recently closed on the sale of the Squaw Peak Resort for $51.4 million, and we have now sold 14 non-core assets for approximately $570 million. Looking ahead, I remain very optimistic on the fundamentals of our business.  With group pace up 10% for our 2019 comparable hotels, coupled with our exposure to San Francisco, Hawaii, New York and Chicago where we are seeing increased demand, we believe Park is well positioned to once again deliver strong results in 2019.”

Selected Statistical and Financial Information

(unaudited, amounts in millions, except per share data, Comparable RevPAR and Comparable ADR)

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change(1)		2018	2017	Change(1)
Comparable RevPAR	$170.57	$164.67	3.6%		$174.29	$169.34	2.9%
Comparable Occupancy	79.7%	79.1%	0.6	% pts	82.0%	81.5%	0.5	% pts
Comparable ADR	$214.06	$208.19	2.8%		$212.44	$207.56	2.4%

Net income(2)	$55	$61	(9.8)%		$477	$2,631	NM(3)
Net income attributable to stockholders(2)	$54	$60	(10.0)%		$472	$2,625	NM(3)

Adjusted EBITDA	$184	$180	2.2%		$754	$757	(0.4)%
Comparable Hotel Adjusted EBITDA	$176	$167	5.8%		$716	$681	5.2%
Comparable Hotel Adjusted EBITDA margin	28.2%	27.8%	40	bps	28.8%	28.2%	60	bps
Adjusted FFO attributable to stockholders	$147	$145	1.4%		$603	$596	1.2%

Earnings per share - Diluted(1)(2)	$0.27	$0.28	(3.6)%		$2.31	$12.21	(81.1)%
Adjusted FFO per share - Diluted(1)	$0.73	$0.68	7.4%		$2.96	$2.78	6.5%
Weighted average shares outstanding - Diluted	201	215	(14)		204	214	(10)

(1)	Amounts are calculated based on unrounded numbers.
(2)

Includes net deferred tax expense of $9 million and net deferred tax benefit of $2,347 million recognized for the quarter and year ended December 31, 2017, respectively, from the derecognition and remeasurement of deferred tax liabilities associated with Park’s intent to be taxed as a REIT.

(3)	Percentage change is not meaningful.

Top 10 Hotels

RevPAR at Park’s Top 10 Hotels, which account for approximately two-thirds of Hotel Adjusted EBITDA, increased 3.4% during the fourth quarter and 3.2% for the full year, as compared to the same periods in 2017, primarily due to an increase in rate. Highlights within the Top 10 Hotels include:

•

Hilton Hawaiian Village Waikiki Beach Resort: RevPAR declined 2.3% for the quarter, as a result of a decrease in group business. Despite challenges earlier in the year with Hurricane Lane and other storms, RevPAR increased 0.5% for the full year primarily as a result of increased rate;

•

Hilton San Francisco Union Square / Parc 55 San Francisco – a Hilton Hotel: Combined RevPAR increased 13.6% for the quarter and 7.8% for the full year with improvements largely driven by strong group demand with group revenues up 26% for the quarter and 16% for the full year;

•	New York Hilton Midtown: RevPAR increased 1.0% for the quarter and 1.4% for the full year, primarily due to an increase in group and contract business during the year;
•	Hilton Orlando Bonnet Creek / Waldorf Astoria Orlando: Combined RevPAR increased 0.2% for the quarter and increased 0.4% for the full year as a result of increased rate;
•	Hilton New Orleans Riverside: RevPAR growth was 2.2% for the quarter and 2.1% for the full year from an increase in occupancy during the quarter and an increase in transient business year-to-date;
•

Hilton Chicago: RevPAR increased 6.1% during the quarter and 6.2% for the full year. Results were driven by strong group performance with group revenues up nearly 14% for the quarter and 10% for the full year;

•

Casa Marina, A Waldorf Astoria Resort: RevPAR increased 38.8% during the quarter and 7.8% for the full year.  The increase during the quarter is primarily attributed to an increase in occupancy as a result of the hotel being closed during a portion of the fourth quarter in 2017 following Hurricane Irma and transient rate growth; and

•	Hilton Waikoloa Village: RevPAR decreased by 9.2% for the quarter and 0.1% for the full year due to continued disruption caused by the eruption of the Kilauea volcano, Hurricane Lane and other storms.

Total Consolidated Comparable Hotels

Comparable RevPAR increased 3.6% for the quarter and 2.9% for the full year primarily due to a 2.8% and 2.4% increase in rate, respectively, as compared to the same periods in 2017. For rooms revenue during the fourth quarter, transient increased 1.7%, group increased 3.8% and contract increased 16.0% as compared to the same period in 2017. For rooms revenue for the full year, transient decreased 0.1%, group increased 5.0% and contract increased 21.6% as compared to the same period in 2017.

The overall increase in comparable RevPAR for both the quarter and for the full year was primarily a result of increases in group and contract business at Park’s San Francisco hotels, coupled with an increase in group business at the Hilton Chicago. Additionally, RevPAR at Park’s Florida hotels increased primarily due to an increase in occupancy and ADR at its Key West hotels that were closed during a portion of September and October 2017 following Hurricane Irma. RevPAR increased at Park’s New Orleans hotels primarily from an increase in transient business at the Hilton New Orleans Riverside. The overall increase in comparable RevPAR for both the quarter and for the full year was partially offset by declines in RevPAR at Park’s Washington D.C. hotels due to a decrease in group business.

Insurance Update

In September 2017, Hurricanes Irma and Maria caused damage and disruption at the Caribe Hilton in San Juan, Puerto Rico and Park’s two hotels in Key West, Florida. The Caribe Hilton remained closed during 2018 and the results of operations of that property are presented as non-comparable. Full-year 2017 EBITDA at the Caribe Hilton, prior to the hurricanes, was projected to be $8 million. The Caribe Hilton is currently expected to reopen in May 2019.

Park expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and loss of business. To date, Park has received $121 million of insurance proceeds for both Key West hotels and the Caribe Hilton. These insurance proceeds to date include $25 million received for business interruption at the Caribe Hilton in 2018, which, when netted against fees and expenses, equates to approximately $11 million of Adjusted EBITDA recognized for full-year 2018.

Dispositions

In February 2019, Park sold the 563-room Pointe Hilton Squaw Peak Resort in Phoenix, AZ for a sales price of approximately $51.4 million, or $91,200 per key, which is subject to customary adjustments.

Balance Sheet and Liquidity

Park had the following debt outstanding as of December 31, 2018:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2018
Fixed Rate Debt
Mortgage loan	DoubleTree Hotel Spokane City Center	3.55%	October 2020	$12
Commercial mortgage-backed securities loan	Hilton San Francisco Union Square, Parc 55 San Francisco - a Hilton Hotel	4.11%	November 2023	725
Commercial mortgage-backed securities loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	165
Capital lease obligations		3.07%	2021 to 2022	1
Total Fixed Rate Debt		4.16%(1)		2,178

Variable Rate Debt
Revolving credit facility(2)	Unsecured	L + 1.50%	December 2021(3)	—
Term loan	Unsecured	L + 1.45%	December 2021	750
Mortgage loan	DoubleTree Hotel Ontario Airport	L + 2.25%	May 2022(3)	30
Total Variable Rate Debt		4.00%		780

Less: unamortized deferred financing costs and discount				(10)
Total Debt(4)		4.12%(1)		$2,948

(1)	Calculated on a weighted average basis.
(2)	$1 billion available.
(3)	Assumes the exercise of all extensions that are exercisable solely at Park’s option.
(4)	Excludes $233 million of Park’s share of debt of its unconsolidated joint ventures.

Total cash and cash equivalents were $425 million as of December 31, 2018, including $15 million of restricted cash.

Stock Repurchase Program

In February 2019, Park’s Board of Directors approved a stock repurchase program allowing Park to repurchase up to $300 million of its common stock over a two-year period, ending in February 2021.  Stock repurchases, if any, would be made through open market purchases, including through Rule 10b5-1 trading programs, in privately negotiated transactions, or in such other manner that would comply with applicable securities laws. The timing of stock repurchases and the number of shares to be repurchased will depend upon prevailing market conditions and other factors. No stock repurchases have been made to date under this program.

Capital Investments

Excluding the redevelopment of the Caribe Hilton, Park invested $41 million in the fourth quarter (and $147 million year-to-date) on capital improvements at its hotels, including $22 million on improvements made to guest rooms, meeting spaces and other guest-facing areas. Key projects for the quarter included:

•	Hilton Hawaiian Village Waikiki Beach Resort: $6 million primarily on exterior renovations;
•	Hilton San Francisco Union Square: $4 million primarily on meeting room renovations;
•	Hilton New Orleans Riverside: $4 million primarily on phase one of guest room renovations and meeting room renovations;
•	Hilton Waikoloa Village: $3 million primarily on restaurant and elevator renovations;
•	Hilton Orlando Bonnet Creek / Waldorf Astoria Orlando: $3 million primarily on guest room renovations;
•	Hilton Boston Logan Airport: $2 million primarily on guest room renovations;
•	New York Hilton Midtown: $2 million primarily on security enhancements; and
•	Hilton Orlando Lake Buena Vista: $2 million primarily on guest room renovations.

Dividends

Park declared a fourth quarter 2018 cash dividend of $1.00 per share to stockholders of record as of December 31, 2018. Of the full $1.00 per share dividend, $0.70 per share represents the fourth quarter payment based on 2018 results of operations. The remaining $0.30 per share is attributable to gains from the sale of Park’s assets during 2018. The fourth quarter 2018 dividend was paid on January 15, 2019.

On February 22, 2019, Park declared a first quarter 2019 cash dividend of $0.45 per share to be paid on April 15, 2019 to stockholders of record as of March 29, 2019.

Full-Year 2019 Outlook

In 2019 Hilton Waikoloa Village will be included in Park’s comparable hotels as its room count is expected to remain consistent throughout 2019 as compared to 2018. Park expects the full-year 2019 operating results to be as follows:

(unaudited, dollars in millions, except per share amounts)

	2019 Outlook as of February 27, 2019
Metric	Low		High

Comparable RevPAR Growth	2.0%		4.0%
Comparable RevPAR	$179		$183

Net income	$294		$323
Net income attributable to stockholders	$286		$315
Diluted earnings per share(1)	$1.42		$1.56

Adjusted EBITDA	$745		$775
Comparable Hotel Adjusted EBITDA margin change	0	bps	60	bps
Adjusted FFO per share - Diluted(1)	$2.91		$3.05
			.

(1)	Per share amounts are calculated based on unrounded numbers.

Full-year 2019 guidance is based in part on the following assumptions:

•	General and administrative expenses are projected to be $44 million, excluding $15 million of non-cash share-based compensation expense;
•	Fully diluted weighted average shares are expected to be 202.3 million;
•

Includes $8 million of Adjusted EBITDA from the Caribe Hilton representing a partial year of operations, for which Park expects to be covered by business interruption insurance resulting from the hotel being closed for a portion of 2019 following the damage caused by Hurricane Maria; and

•	Excludes potential future acquisitions and dispositions, which could result in a material change to Park’s outlook.

Park’s full-year 2019 guidance is based on a number of factors, many of which are outside the Company’s control and all of which are subject to change.  Park may change the guidance provided during the year as actual and anticipated results vary from these assumptions.

Supplemental Disclosures

In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.

Conference Call

Park will host a conference call for investors and other interested parties to discuss fourth quarter and full-year 2018 results on Thursday, February 28, 2019 beginning at 10:00 a.m. Eastern Time.

Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879

internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full-Year 2018 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.

A replay and transcript of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.

Annual Stockholders Meeting

Park will host its 2019 Annual Stockholders Meeting on Friday, April 26, 2019 at 11:30 am ET at 1775 Tysons Boulevard, Tysons, Virginia. Park’s Board of Directors has established the close of business on March 5, 2019 as the record date for determining those stockholders that are entitled to vote at the 2019 Annual Stockholders Meeting.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated acquisitions and dispositions, the declaration and payment of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in Park’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Park presents certain non-GAAP financial measures in this press release, including NAREIT FFO attributable to stockholders Adjusted FFO attributable to stockholders, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, and Hotel Adjusted EBITDA margin. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio consists of 52 premium-branded hotels and resorts with over 30,000 rooms, a substantial portion of which are located in prime United States markets with high barriers to entry.

PARK HOTELS & RESORTS INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Property and equipment, net	$7,975	$8,311
Assets held for sale, net	—	37
Investments in affiliates	50	84
Goodwill	607	606
Intangibles, net	27	41
Cash and cash equivalents	410	364
Restricted cash	15	15
Accounts receivable, net	153	125
Prepaid expenses	82	48
Other assets	44	83
TOTAL ASSETS	$9,363	$9,714
LIABILITIES AND EQUITY
Liabilities
Debt	$2,948	$2,961
Accounts payable and accrued expenses	183	198
Due to hotel manager	137	141
Due to Hilton Grand Vacations	135	138
Deferred income tax liabilities	42	65
Other liabilities	332	249
Total liabilities	3,777	3,752
Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 201,290,458 shares issued and 201,198,381 shares outstanding as of December 31, 2018 and 214,873,778 shares issued and 214,845,244 shares outstanding as of December 31, 2017	2	2
Additional paid-in capital	3,589	3,825
Retained earnings	2,047	2,229
Accumulated other comprehensive loss	(6)	(45)
Total stockholders' equity	5,632	6,011
Noncontrolling interests	(46)	(49)
Total equity	5,586	5,962
TOTAL LIABILITIES AND EQUITY	$9,363	$9,714

PARK HOTELS & RESORTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues
Rooms	$418	$433	$1,716	$1,794
Food and beverage	181	187	713	739
Ancillary hotel	68	49	236	194
Other	19	17	72	64
Total revenues	686	686	2,737	2,791

Operating expenses
Rooms	112	116	449	466
Food and beverage	127	128	495	511
Other departmental and support	158	160	626	652
Other property-level	50	49	207	206
Management and franchise fees	34	34	138	141
Casualty loss (gain) and impairment loss, net	—	24	(1)	26
Depreciation and amortization	69	71	277	288
Corporate general and administrative	18	23	65	68
Other	19	17	73	63
Total expenses	587	622	2,329	2,421

(Loss) gain on sales of assets, net	(2)	1	96	1

Operating income	97	65	504	371

Interest income	2	—	6	2
Interest expense	(33)	(31)	(127)	(124)
Equity in earnings from investments in affiliates	2	22	18	40
Gain (loss) on foreign currency transactions	1	—	(3)	(4)
Other (loss) gain, net	(4)	3	102	—

Income before income taxes	65	59	500	285
Income tax (expense) benefit	(10)	2	(23)	2,346

Net income	55	61	477	2,631
Net income attributable to noncontrolling interests	(1)	(1)	(5)	(6)
Net income attributable to stockholders	$54	$60	$472	$2,625

Earnings per share:
Earnings per share - Basic	$0.27	$0.28	$2.32	$12.38
Earnings per share - Diluted	$0.27	$0.28	$2.31	$12.21

Weighted average shares outstanding - Basic	200	214	203	211
Weighted average shares outstanding - Diluted	201	215	204	214

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$55	$61	$477	$2,631
Depreciation and amortization expense	69	71	277	288
Interest income	(2)	—	(6)	(2)
Interest expense	33	31	127	124
Income tax expense (benefit)	10	(2)	23	(2,346)
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	6	6	26	24
EBITDA	171	167	924	719
Loss (gain) on sales of assets, net	2	(1)	(96)	(1)
Gain on sale of investments in affiliates(1)	—	—	(107)	—
(Gain) loss on foreign currency transactions	(1)	—	3	4
Transition expense	—	4	3	9
Transaction expense	2	2	2	2
Severance expense	—	1	2	1
Share-based compensation expense	4	4	16	14
Casualty loss (gain) and impairment loss, net	—	24	(1)	26
Other items(2)	6	(21)	8	(17)
Adjusted EBITDA	$184	$180	$754	$757

(1)	Included in other (loss) gain, net in the consolidated statement of operations.
(2)

For 2017, includes $18 million of distributions received from investments in affiliates in excess of the investment balance that were included within equity in earnings from investments in affiliates in the consolidated statement of operations.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

COMPARABLE HOTEL ADJUSTED EBITDA AND COMPARABLE HOTEL ADJUSTED EBITDA MARGIN

(unaudited, dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted EBITDA	$184	$180	$754	$757
Less: Adjusted EBITDA from investments in affiliates	9	10	45	45
Less: All other(1)	(13)	(12)	(52)	(46)
Hotel Adjusted EBITDA	188	182	761	758
Less: Adjusted EBITDA from hotels disposed of	—	9	1	33
Less: Adjusted EBITDA from non-comparable hotels	12	6	44	44
Comparable Hotel Adjusted EBITDA	$176	$167	$716	$681
_______________________________________________________

(1)      Includes other revenues and other expenses, non-income taxes on REIT leases included in other property-level expenses and corporate general and administrative expenses in the consolidated statements of operations.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total Revenues	$686	$686	$2,737	$2,791
Less: Other revenue	19	17	72	64
Less: Revenues from hotels disposed of	—	34	17	131
Less: Revenues from non-comparable hotels(1)	41	34	161	184
Comparable Hotel Revenue	$626	$601	$2,487	$2,412
_______________________________________________________
(1) Includes revenues from Park's non-comparable hotels and rental revenues from office space and antenna leases located at our hotels.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Comparable Hotel Revenues	$626	$601	$2,487	$2,412
Comparable Hotel Adjusted EBITDA	$176	$167	$716	$681
Comparable Hotel Adjusted EBITDA margin	28.2%	27.8%	28.8%	28.2%

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NAREIT FFO AND ADJUSTED FFO

(unaudited, in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income attributable to stockholders	$54	$60	$472	$2,625
Depreciation and amortization expense	69	71	277	288
Depreciation and amortization expense attributable to noncontrolling interests	(1)	—	(4)	(3)
Loss (gain) on sales of assets, net	2	(1)	(96)	(1)
Gain on sale of investments in affiliates(1)	—	—	(107)	—
Impairment loss	—	10	—	10
Equity investment adjustments:
Equity in earnings from investments in affiliates	(2)	(22)	(18)	(40)
Pro rata FFO of investments in affiliates	6	26	34	52
NAREIT FFO attributable to stockholders	128	144	558	2,931
(Gain) loss on foreign currency transactions	(1)	—	3	4
Casualty loss (gain), net	—	14	(1)	16
Transition expense	—	4	3	9
Transaction expense	2	2	2	2
Severance expense	—	1	2	1
Share-based compensation expense	4	4	16	14
Other items(2)	14	(24)	20	(2,381)
Adjusted FFO attributable to stockholders	$147	$145	$603	$596

NAREIT FFO per share - Diluted(3)	$0.63	$0.67	$2.73	$13.67
Adjusted FFO per share - Diluted(3)	$0.73	$0.68	$2.96	$2.78
Weighted average shares outstanding - Diluted	201	215	204	214

(1)	Included in other (loss) gain, net in the consolidated statement of operations.
(2)

For 2018, includes $13 million of income tax expense, primarily attributable to an additional built-in gain deferred tax liability as a result of the enactment of the Tax Cuts and Jobs Act, which prohibits the sale of ancillary hotel furniture, fixtures and equipment in a like-kind exchange. For 2017, includes $18 million in distributions received from investments in affiliates in December 2017, net of $7 million of income tax expense, an income tax benefit of $25 million associated with the revaluation of Park’s deferred tax assets and liabilities related to the reduction of the corporate tax rate to 21% as a result of the enactment of the Tax Cuts and Jobs Act and net deferred tax expense of $9 million and net deferred tax benefit of $2,347 million recognized for the three months and year ended December 31, 2017, respectively, associated with Park’s intent to be taxed as a REIT.

(3)	Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

2019 OUTLOOK – EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)

	Year Ending
	December 31, 2019
	Low Case	High Case
Net income	$294	$323
Depreciation and amortization expense	278	278
Interest income	(8)	(8)
Interest expense	130	130
Income tax expense	13	14
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	23	23
EBITDA	730	760
Share-based compensation expense	15	15
Adjusted EBITDA	$745	$775

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

2019 OUTLOOK – NAREIT FFO ATTRIBUTABLE TO STOCKHOLDERS AND

ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS

(unaudited, in millions except per share amounts)

	Year Ending
	December 31, 2019
	Low Case	High Case
Net income attributable to stockholders	$286	$315
Depreciation and amortization expense	278	278
Depreciation and amortization expense attributable to noncontrolling interests	(4)	(4)
Equity investment adjustments:
Equity in earnings from investments in affiliates	(18)	(18)
Pro rata FFO of equity investments	31	31
NAREIT FFO attributable to stockholders	573	602
Share-based compensation expense	15	15
Adjusted FFO attributable to stockholders	$588	$617
Adjusted FFO per share - Diluted(1)	$2.91	$3.05
Weighted average diluted shares outstanding	202.3	202.3

(1)	Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.

DEFINITIONS

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude:

•	Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•	Gains or losses on foreign currency transactions;
•	Transition expense related to the Company’s establishment as an independent, publicly traded company;
•	Transaction costs associated with hotel acquisition or disposition costs expensed during the period;
•	Severance expense;
•	Share-based compensation expense;
•	Casualty and impairment losses; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP.

NAREIT FFO attributable to stockholders, Adjusted FFO attributable to stockholders NAREIT FFO per share - diluted and Adjusted FFO per share - diluted

NAREIT FFO attributable to stockholders and NAREIT FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by NAREIT in its December 2018 “NAREIT Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes NAREIT FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently. The Company calculates NAREIT FFO per diluted share as NAREIT FFO divided by the number of fully diluted shares outstanding during a given operating period.

The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts NAREIT FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•	Gains or losses on foreign currency transactions;
•	Transition expense related to the Company’s establishment as an independent, publicly traded company;
•	Transaction costs associated with hotel acquisition or disposition costs expensed during the period;
•	Severance expense;
•	Share-based compensation expense;
•	Casualty gains or losses;
•	Litigation gains and losses outside the ordinary course of business; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

References to RevPAR and ADR are presented on a currency neutral basis (prior periods are reflected using current period exchange rates), unless otherwise noted.

Comparable Hotels

The Company presents certain data for its consolidated hotels on a comparable hotel basis as supplemental information for investors. The Company defines its comparable hotels as those that: (i) were active and operating in its portfolio since January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption, undergone large-scale capital projects or for which comparable results are not available. The Company presents comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its comparable hotels. Of the 46 hotels that are consolidated as of December 31, 2018, 44 hotels have been classified as comparable hotels. Due to the conversion of a significant number of rooms at the Hilton Waikoloa Village to HGV timeshare units in 2017, and due to the effects of the hurricane at the Caribe Hilton in Puerto Rico and the continued effects from business interruption, the results from these properties were excluded from comparable hotels in 2018. The Company’s 2018 comparable hotels also exclude the 12 consolidated hotels that were sold in January and February 2018.